Exhibit 99.1


For Immediate Release January 30, 2004
Albuquerque, New Mexico
Denver, Colorado


FIRSTBANK ANNOUNCES AGREEMENT TO ACQUIRE TWO MATRIX CAPITAL BANKS BRANCHES IN LAS CRUCES, NEW MEXICO

Access Anytime BanCorp, Inc.'s wholly owned subsidiary FIRSTBANK and Matrix BanCorp, Inc.'s wholly-owned subsidiary Matrix Capital Bank today announced that FIRSTBANK has reached a definitive agreement to acquire two branches from Matrix Capital Bank in Las Cruces, New Mexico.

The acquisition is subject to regulatory approval and other customary conditions, and is expected to be completed in about 90 days. Terms of the cash transaction were not disclosed. Deposits of the two Las Cruces branches to be acquired totaled about $84 million and loans that would be transferred totaled about $25 million.

The new branches will operate under the name of AccessBank. Albuquerque-based Assess Anytime BanCorp, Inc. stock trades on the NASDAQ SmallCap tier under the symbol AABC and Denver-based Matrix BanCorp, Inc. trades on the NASDAQ National Market under the symbol MTXC.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors including changes in economic conditions in either Company's market area, changes in policies or adverse decisions by regulatory agencies, fluctuations in interest rates, demand for loans in either Company's market area and competition could cause actual results to differ materially from those anticipated in this press release.


Contact:          N.R. Corzine, Chairman/CEO         D. Mark Spencer, President
                  Access Anytime BanCorp, Inc.       Matrix Capital Bank
                  505-299-900                        720-956-6500

                  Don Padgett. President/CEO
                  FIRSTBANK
                  505-762-4417